Exhibit 99.1

Contacts:	Michael Mitchell (Media) +1-847-646-4538 news@kraft.com	Christopher M. Jakubik (Investors) +1-847-646-5494 ir@kraft.com

KRAFT FOODS HIGHLIGHTS TURNAROUND PROGRESS AT CAGNY CONFERENCE

Company Underscores Strong 2008 Results and

Solid Long-Term Outlook Against Difficult Economic Backdrop

BOCA RATON, Fla. – Feb. 17, 2009 – Today, at the Consumer Analyst Group of New York (CAGNY) Conference, Irene Rosenfeld, Chairman and CEO, highlighted Kraft Foods’ (NYSE: KFT) solid momentum as the company enters the final year of its three-year turnaround. Tim McLevish, Executive Vice President and CFO, underscored the company’s steady financial progress, noting strong top- and bottom-line growth and improving cash generation. The company also reaffirmed its 2009 guidance.

“We’re well-positioned to win going forward,” said Rosenfeld. “We have a strong plan. We’re making the right investments. And we’re executing well. The majority of our businesses are now delivering, and all geographies are contributing.”

Punctuating this fact, Rosenfeld noted that the company delivered strong results across the board in 2008, including the best performance in North America since the company’s IPO in 2001; 4 percent growth on the top and bottom lines in Europe; and 18 percent growth on the top line and nearly 40 percent on the bottom line in Developing Markets.

“We’re turning Kraft Foods into a unique combination of focus and scale,” Rosenfeld said. “It’s a combination none of our competitors can match – one that will allow us to deliver the top-tier, sustainable growth that we – and our investors – expect.”

The company provided additional perspective on its 2008 fourth quarter volume and share performance. Against a backdrop of high absolute price points due to unprecedented input cost inflation and a crisis of consumer confidence, Kraft Foods’ volumes held up much better than predicted. Looking forward, the company expects volume growth to improve as 2009 progresses.

Rosenfeld noted that fourth quarter U.S. market share was disappointing. However, she explained that in the four categories that drove the change, Kraft Foods still realized very solid growth, just slightly below that of the category overall.

The company also showed that private label is no stronger in Kraft Foods’ categories than in food and beverage overall. Rosenfeld emphasized that the company’s investments to differentiate its brands are enabling Kraft Foods to outperform its branded competitors.

“Doing What We Said We’d Do, and It’s Working”

In reviewing progress against the company’s strategies, Rosenfeld highlighted benefits from rewiring the organization. She explained how general managers are now empowered with full profit-and-loss and balance sheet responsibility and metrics aligned with shareholder value. As a result, they are reacting faster to market changes and delivering improvements in revenues, operating income and cash flow.

Next, Kraft Foods spotlighted efforts to reframe categories, its second growth strategy. In 2008, the “growth diamond” guided investments aligned with key consumer trends in quick meals, health and wellness, snacking and premium products. These efforts have helped revitalize Kraft Foods’ new product growth through more than a dozen platform-based innovations, like Cakesters snack cakes, Biskuat affordable nutrition biscuits and Oscar Mayer Deli Fresh meats.

The growth diamond also has helped improve the relevance of brands like Oreo cookies (22 percent global growth), Milka chocolate (20 percent organic growth and now the No. 2 chocolate player in Europe), Rainforest Alliance-certified Kenco coffee (double-digit revenue and 1.2 points of share growth in the fourth quarter) and DiGiorno pizza (five consecutive quarters of double-digit revenue growth and margin expansion).

Rosenfeld noted improvements to Kraft Foods’ portfolio driven by strategic acquisitions such as the LU biscuit business, key divestitures of slow-growth businesses and the pruning of less-profitable products. Taken together, these actions enhance growth on both the top and bottom lines. The company also reinforced its clear focus on priority categories, core brands and key markets. With clear portfolio roles, Kraft Foods is now better able to skew investments to maximize growth opportunities.

As a third strategy, Kraft Foods has been investing in sales as a sustainable competitive advantage. Rosenfeld announced High-Visibility Wall-to-Wall, the next evolution of its successful sales initiative in North America. The enhanced program will drive 1 percent of incremental revenue annually, adding to the 1 percent increase delivered by the current program.

The company also noted improved customer collaboration, which led to double-digit growth with global customers in 2007 and 2008, up from just 4 percent in 2005. Building on this momentum, the company will invest at least $100 million in collaborative customer marketing programs. Kraft Foods also discussed plans to increase market share through higher-growth channels in North America and in Developing Markets.

Regarding its fourth strategy, reduce costs without compromising quality, Rosenfeld recapped benefits from the company’s restructuring program that ended in 2008. Over the past four years, the company streamlined operations by closing 36 manufacturing facilities and simplified the organization by eliminating 19,000 positions. This delivered $1.1 billion in savings to date and will deliver $200 million in incremental savings in 2009.

Rosenfeld also discussed investments in quality designed to move Kraft Foods’ products from “good enough” to “truly delicious.” And consumers have noticed, now rating 65 percent of the company’s key products as preferred to the competition, compared to just 44 percent in 2006.

Financial Turnaround On-Track

“We’ve made steady progress toward our goal of sustainable growth,” said McLevish. “In 2007, we got the top line growing. And last year, we demonstrated that we can grow both the top and bottom lines, while still investing for the future.”

The company reconfirmed its 2009 guidance, noting about a point of impact, entirely due to recent declines in dairy inputs. The effects of the company’s pruning programs, weak consumer sentiment and retailer inventory reductions are expected to drive a volume decline in the first quarter of up to 5 percent. However, the company expects significant improvement in volume trends in subsequent quarters.

McLevish reaffirmed a commitment to GAAP reporting and the company’s guidance of $1.88 earnings per share in 2009, which reflects about $0.40 of headwinds versus the prior year, primarily from currency and pension. He also underscored the company’s continuing commitment to deliver an incremental $1 billion of annual discretionary cash flow over the next few years.

“We’ve rebuilt our brand equities, and our pricing power is the strongest it’s been in some time,” McLevish concluded. “We delivered our earnings guidance for the second year in a row and generated strong cash flow. We remain confident that we will build market shares and expand profit margins this year and that we’ll be well-positioned to deliver sustainable growth in line with our long-term targets.”

“Make Today Delicious”

Looking to the future, Rosenfeld unveiled a higher purpose that clearly captures the essence of Kraft Foods: “Make today delicious.” This new purpose, along with a clear set of values, will help build a high-performing culture and put the company a step further on its path to delivering top-tier performance.

“‘Make today delicious’ defines, unites and inspires us,” said Rosenfeld. “During the past two years, we’ve built a solid foundation by reinvesting in our brands, putting a new organization in place and improving our cost structure. As the next step in our turnaround, we’re adding three new ingredients to our recipe for success – a higher purpose that acts as a common call to action, values in action that guide our behavior and a new look and feel to visually depict our renewed energy. Together, they will accelerate our journey from good to great.”

Kraft Foods’ presentation was accompanied by slides. Access to a replay of the Web cast with accompanying slides is available at www.kraftfoodscompany.com.

About Kraft Foods

Kraft Foods (www.kraftfoodscompany.com) makes today delicious in 150 countries around the globe. Our 100,000 Kraft Foodies work tirelessly to make delicious foods consumers can feel good about. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Cote d’Or, Lacta and Toblerone chocolates, our brands inspire millions of delicious moments every day. Kraft Foods (NYSE: KFT) is the world’s second largest food company with annual revenues of $42 billion. The company is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and Ethibel Sustainability Index.

Forward Looking Statements Safe-Harbor

This press release contains forward-looking statements including our belief that we have solid momentum as the company enters the final year of its three-year turnaround; our improving cash generation; that we reconfirmed our 2009 guidance; that we’re well-positioned to win going forward; that we have a strong plan; that we’re making the right investments and executing well; that the majority of our businesses are now delivering, and all geographies are contributing; that we’re turning Kraft Foods into a unique combination of focus and scale; that it’s a combination none of our competitors can match and one that will allow us to deliver top-tier, sustainable growth; our expectations for volume growth to improve as 2009 progresses; our investments are enabling Kraft Foods to outperform its branded competitors; our strategy to rewire the organization is allowing our managers to react faster to market changes and deliver improvements in revenues, operating income and cash flow; that with clear portfolio roles we are better able to skew investments to maximize growth opportunities; our belief that investing in sales is a sustainable competitive advantage; our High-Visibility Wall-to-Wall program will drive 1 percent of incremental revenue annually; our plan to invest at least $100 million in collaborative customer marketing programs; our plan to increase market share through higher-growth channels in North America and in Developing Markets; our strategy to reduce costs without compromising quality and plans to deliver $200 million in incremental savings in 2009; our investments in quality designed to move Kraft Foods’ products from “good enough” to “truly delicious”; that we’ve made steady progress toward our goal of sustainable growth; our expected volume decline in first quarter of up to 5 percent; our expectation for significant improvement in volume trends in subsequent quarters; our reaffirmation of our commitment to

GAAP reporting; 2009 EPS guidance; our commitment to deliver an incremental $1 billion of annual discretionary cash flow over the next few years; that our pricing power is the strongest it’s been in some time; that we remain confident that we will build market shares and expand profit margins this year and that we’ll be well-positioned to deliver sustainable growth in line with our long-term targets; that our clear set of values will help build a high-performing culture and put the company a step further on its path to delivering top-tier performance; and three new ingredients for our recipe for success and that they will accelerate our journey from good to great. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued volatility in input costs, pricing actions, increased competition, increased costs of sales, our ability to realize our expected cost savings, a shift in our product mix to lower margin offerings, failure to grow within emerging markets, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

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